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                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 16, 1999

                                      among

                             CHART INDUSTRIES, INC.,

                            CHART ACQUISITION COMPANY

                                       and

                               MVE HOLDINGS, INC.

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                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----
ARTICLE I

THE MERGER...........................................................  2
      SECTION 1.1.  The Merger.......................................  2
      SECTION 1.2.  Closing..........................................  2
      SECTION 1.3.  Effective Time...................................  2
      SECTION 1.4.  Effects of the Merger............................  2
      SECTION 1.5.  Certificate of Incorporation; By-laws............  2
      SECTION 1.6.  Directors........................................  3
      SECTION 1.7.  Officers.........................................  3

ARTICLE II

EFFECT OF THE MERGER ON THE SECURITIES OF
THE CONSTITUENT CORPORATION..........................................  3
      SECTION 2.1.  Effect on Capital Stock..........................  3
      SECTION 2.2.  Treatment of Other Securities of the Company.....  5
      SECTION 2.3.  Exchange of Certificates.........................  7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................ 10
      SECTION 3.1.   Organization and Qualification; Subsidiaries.... 10
      SECTION 3.2.   Capitalization.................................. 10
      SECTION 3.3.   Authority Relative to This Agreement;
                        Stockholder Approval......................... 12
      SECTION 3.4.   SEC Reports; Financial Statements............... 13
      SECTION 3.5.   No Undisclosed Liabilities...................... 13
      SECTION 3.6.   Absence of Changes.............................. 13
      SECTION 3.7.   Consents and Approvals; No Violations........... 14
      SECTION 3.8.   Property........................................ 14
      SECTION 3.9.   Litigation...................................... 15
      SECTION 3.10.  Compliance with Applicable Law.................. 15
      SECTION 3.11.  Employee Plans.................................. 15
      SECTION 3.12.  Labor Matters................................... 17
      SECTION 3.13.  Environmental Matters........................... 18
      SECTION 3.14.  Tax Matters..................................... 19
      SECTION 3.15.  Material Contracts.............................. 20
      SECTION 3.16.  Brokers......................................... 21
      SECTION 3.17.  Opinion of Financial Advisor.................... 21
      SECTION 3.18.  Anti-Takeover Provisions........................ 21
      SECTION 3.19.  Intellectual Property........................... 22
      SECTION 3.20.  Insurance Policies.............................. 22
      SECTION 3.21.  Certain Business Practices...................... 23
      SECTION 3.22.  Suppliers and Customers......................... 23
      SECTION 3.23.  Millennium Compliance........................... 23
      SECTION 3.24.  Related Party Transactions...................... 23
      SECTION 3.25.  MVE Restaurant Services, Inc.................... 24
      SECTION 3.26.  Full Disclosure................................. 24


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                                                                      Page
                                                                      ----
ARTICLE IV

REPRESENTATION AND WARRANTIES OF PARENT AND SUB...................... 24
      SECTION 4.1.  Organization..................................... 25
      SECTION 4.2.  Authority Relative to This Agreement............. 25
      SECTION 4.3.  Consents and Approvals; No Violations............ 25
      SECTION 4.4.  No Prior Activities.............................. 26
      SECTION 4.5.  Available Funds.................................. 26
      SECTION 4.6.  Brokers.......................................... 27

ARTICLE V

COVENANTS RELATED TO CONDUCT OF BUSINESS............................. 27
      SECTION 5.1.  Conduct of Business of the Company............... 27
      SECTION 5.2.  Access to Information............................ 31
      SECTION 5.3   Notification of Certain Events................... 31

ARTICLE VI

ADDITIONAL AGREEMENTS................................................ 31
      SECTION 6.1.   Stockholder Consent............................. 31
      SECTION 6.2.   Reasonable Best Efforts......................... 32
      SECTION 6.3.   Public Announcements............................ 33
      SECTION 6.4.   Indemnification; Directors' and Officers'
                       Insurance..................................... 34
      SECTION 6.5.   Employee Matters................................ 35
      SECTION 6.6.   Obligations of Sub.............................. 36
      SECTION 6.7.   Distribution.................................... 37
      SECTION 6.8.   Cooperation in Financing........................ 37
      SECTION 6.9.   Indenture....................................... 37
      SECTION 6.10.  Subordinated Notes.............................. 38
      SECTION 6.11.  Repayment of Bank Debt.......................... 38

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER............................. 38
      SECTION 7.1.  Conditions to Each Party's Obligations to
                      Effect the Merger.............................. 38
      SECTION 7.2.  Additional Conditions to Parent's and Sub's
                      Obligations to Effect the Merger............... 38
      SECTION 7.3.  Additional Conditions to the Company's
                      Obligations to Effect the Merger............... 40

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER....................................... 41
      SECTION 8.1.  Termination...................................... 41
      SECTION 8.2.  Effect of Termination............................ 42
      SECTION 8.3.  Fees and Expenses................................ 42
      SECTION 8.4.  Liquidated Damages............................... 42
      SECTION 8.5.  Amendment........................................ 43
      SECTION 8.6.  Extension; Waiver................................ 43


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                                                                      Page
                                                                      ----
ARTICLE IX

SPECIAL INDEMNIFICATION.............................................. 44
      SECTION 9.1.  Special Indemnification.......................... 44
      SECTION 9.2.  Method of Asserting Claims....................... 44
      SECTION 9.3.  Limitations...................................... 44
      SECTION 9.4.  Escrow Agreement................................. 45
      SECTION 9.5.  Distribution of Holdback Amount.................. 45

ARTICLE X

MISCELLANEOUS........................................................ 45
      SECTION 10.1.   Nonsurvival of Representations and Warranties...45
      SECTION 10.2.   Entire Agreement; Assignment....................45
      SECTION 10.3.   Notices.........................................46
      SECTION 10.4.   Governing Law...................................47
      SECTION 10.5.   Descriptive Headings........................... 47
      SECTION 10.6.   Parties in Interest............................ 47
      SECTION 10.7.   Severability................................... 47
      SECTION 10.8.   Specific Performance........................... 48
      SECTION 10.9.   Counterparts................................... 48
      SECTION 10.10.  Interpretation................................. 48
      SECTION 10.11.  Definitions.................................... 49


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                         Glossary of Defined Terms

Defined Terms                                         Defined in Section
-------------                                         ------------------

ACI Warrant.......................................................2.2(d)
Affiliate..........................................................10.11
Agreement.......................................................Recitals
Antitrust Law.....................................................6.2(b)
beneficial ownership...............................................10.11
Capital Stock........................................................2.1
Cash Amount.......................................................2.1(c)
Certificate of Merger................................................1.3
Class A Merger Consideration......................................2.1(d)
Class A Preferred Stock..............................................2.1
Class B Merger Consideration......................................2.1(d)
Class B Preferred Stock..............................................2.1
Closing..............................................................1.2
Closing Date.........................................................1.2
Commitment Letter....................................................4.5
Common Merger Consideration.......................................2.1(c)
Common Stock.........................................................2.1
Company.........................................................Recitals
Company Disclosure Schedule..................................Article III
Company Permits.....................................................3.10
Company Requisite Vote............................................3.3(b)
Company SEC Reports..................................................3.4
Company Stock Option..............................................2.2(a)
Confidentiality Agreement.........................................5.2(b)
Contract...........................................................10.11
Credit Agreement.....................................................4.5
Damages..............................................................9.1
Date Data...........................................................3.23
Delaware Secretary of State..........................................1.3
DGCL.................................................................1.1
Dissenting Shares.................................................2.1(e)
DOJ...............................................................6.2(b)
Effective Time.......................................................1.3
Employee Benefit Plan............................................3.11(a)
Environmental Law.............................................3.13(a)(i)
Escrow Agent.........................................................9.4
Escrow Agreement.....................................................9.4
Exeter Warrants...................................................2.2(c)


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Defined Terms                                         Defined in Section
-------------                                         ------------------

Financials...........................................................3.4
FTC...............................................................6.2(b)
GAAP.................................................................3.4
Government Entity....................................................3.7
Hazardous Material...........................................3.13(a)(ii)
Holdback Amount...................................................2.1(c)
Holdback Termination Date............................................9.1
HSR Act............................................................. 3.7
Indemnification Agreement.........................................7.2(e)
Indemnified Party................................................... 6.4
Indemnitee.......................................................... 9.1
Indemnity Claims.................................................... 9.2
Indenture........................................................... 3.4
IRS............................................................. 3.11(b)
know or knowledge................................................. 10.11
Law............................................................... 10.11
Lien..............................................................3.2(b)
Material Adverse Affect............................................10.11
Material Contracts...............................................3.15(a)
Material Intellectual Property Rights...............................3.19
Members..............................................................9.1
Merger..........................................................Recitals
Merger Consideration..............................................2.1(d)
Millennium Compliant................................................3.23
Misallocation Claims.................................................9.1
MVE..................................................................3.4
MVE Investors.....................................................3.3(b)
Named Employees...................................................6.5(b)
Option Consideration..............................................2.2(a)
Parent..........................................................Recitals
Parent Disclosure Schedule....................................Article IV
Paying Agent......................................................2.3(b)
Payment Fund......................................................2.3(b)
Permitted Lien.....................................................10.11
person.............................................................10.11
Powell Claims........................................................9.1
Public Note Warrant...............................................2.2(b)
Public Note Warrant Agreement.....................................2.2(b)
Release.....................................................3.13(a)(iii)
Remedial Action..............................................3.13(a)(iv)
Restaurant Services.................................................3.25


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Defined Terms                                         Defined in Section
-------------                                         ------------------

Restaurant Services Agreement.....................................6.7(c)
SEC..................................................................3.4
Securities Act....................................................3.2(c)
Sub.............................................................Recitals
Subordinated Note Agreement..........................................4.5
subsidiary.........................................................10.11
Surviving Corporation................................................1.1
Tax or Taxes.....................................................3.14(a)
Tax Returns......................................................3.14(a)

            AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 16, 1999 among CHART INDUSTRIES, INC., a Delaware corporation ("Parent"), CHART ACQUISITION COMPANY, a Delaware corporation and wholly owned subsidiary of Parent ("Sub") and MVE HOLDINGS, INC., a Delaware corporation (the "Company").

                          W I T N E S S E T H :

            WHEREAS, the Board of Directors of each of Parent, Sub and the Company has adopted resolutions approving this Agreement, pursuant to which Sub shall be merged with and into the Company and the Company shall become a wholly owned, direct subsidiary of Parent (the "Merger"), and has determined that the Merger would be fair and in the best interests of the stockholders of Parent and the Company;

            WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Company, including the holder of the Company's 12 1/2% Class A Cumulative Convertible Participating Preferred Stock, have executed a written consent approving this Agreement in accordance with Section 228 of the Delaware General Corporation Law; and

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION I.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            SECTION I.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day following the date (the "Closing Date") on which the last to be fulfilled or waived of the conditions set forth in Sections 7.1, 7.2 and 7.3 shall be fulfilled or waived in accordance with this Agreement (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION I.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger (the "Certificate of Merger") or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as is specified in the Certificate of Merger (the "Effective Time").

            SECTION I.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION I.5. Certificate of Incorporation; By-laws. (a) At the Effective


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Time, the Company's Certificate of Incorporation shall be the Certificate of
Incorporation of the Surviving Corporation, except that the Certificate of Incorporation of the Surviving Corporation shall be amended, in a manner not inconsistent with Section 6.4 of this Agreement, at the discretion of Parent and Sub.

            (b) The By-Laws of Sub as in effect at the Effective Time shall, from and after the Effective Time, be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            SECTION I.6. Directors. The directors of Sub at the Effective Time shall, from and after the Effective Time, become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION I.7. Officers. At the Effective Time, the officers of Sub shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Surviving Corporation shall include John Kucharik, David E. Hoffman and Lewis Shender in their current positions, except that John Kucharik will be President and Chief Operating Officer of the Surviving Corporation.

                                   ARTICLE II

            EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                                  CORPORATIONS

            SECTION II.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of (i) any shares of (a) common stock, par value $.01 per share, of the Company (the "Common Stock") (b) 12 1/2% Class A Cumulative Convertible Participating Preferred Stock, par value $100.00 per share, of the Company (the "Class A Preferred Stock") and (c) 10% Class B Cumulative Preferred Stock, par value $100.00 per share, of the Company (the "Class B Preferred Stock" and together with the Common Stock and the Class A Preferred Stock, the "Capital Stock") or any other shares of capital stock of the Company or (ii) any shares of capital stock of Sub, the following shall occur:

            (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock. Each share of Capital Stock issued and outstanding immediately prior to the Effective Time that is owned, directly or indirectly, by Parent, Sub, the Company or by any subsidiary of the Company shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            (c) Conversion of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.1(e)) shall be converted into the right to receive $25.00 per share net to the holder in cash, without interest (the "Cash Amount") plus the right to receive a pro rata share of the Holdback Amount (as defined below) subject to the terms of Article IX hereof (the Cash Amount plus a pro rata share of the Holdback Amount are together called the "Common Merger Consideration"). As of the Effective Time, subject to Section 9.5 hereof Parent shall deposit (or cause to be deposited) with the Escrow Agent (as defined in Section 9.4), cash in the amount of $20 multiplied by the number of shares of Common Stock outstanding as of the Effective Time (including the Common Stock issuable upon exercise of the Public Note Warrants and the Exeter Warrants (to the extent not put to the Company pursuant to the terms thereof) referred to in Sections 2.2(b) and (c) but excluding any Dissenting Shares) (the "Holdback Amount"). The Holdback Amount shall be held by the Escrow Agent and disbursed in accordance with the terms of Article IX and the Escrow Agreement (as defined in Section 9.4).

            (d) Preferred Stock. Each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive, per share, the Liquidation Preference (as defined in the Certificate of Designation of the Company, dated August 26, 1996, with respect to the Class A Preferred Stock) plus any accrued but unpaid dividends thereon as of the Effective Date, net to the holder in cash, without interest (the "Class A Merger Consideration"). Each share of Class B Preferred Stock issued and outstanding immediately prior to the Effective time shall be converted into the right to receive, per share, the Liquidation Value (as defined in the Certificate of Designation of the Company, dated August 26, 1996, with respect to the Class B Preferred Stock) plus all accrued and unpaid dividends thereon as of the Effective Date, net to the holder in cash, without interest (the "Class B Merger Consideration" and together with the Common Merger Consideration and the Class A Merger Consideration, the "Merger Consideration").

            (e) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, shares of Capital Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1. At least 21 days prior to the Effective Time, the Company shall provide notice to the holders of Common Stock of the Merger and the other transactions contemplated hereby and inform such holders of their appraisal rights.

            (f) Cancellation and Retirement of Capital Stock. As of the Effective Time, all certificates representing shares of Capital Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable, upon surrender of such certificate in accordance with Section 2.3 and rights with respect to Dissenting Shares, if any, under Section 262 of the DGCL.

            (g) Restricted Stock Grants. Immediately prior to the Effective Time, each restricted share of Common Stock issued under the Company's 1998 Restricted Stock Plan shall fully vest and all such shares of restricted Common Stock shall be converted into the right to receive the Common Merger Consideration, subject to the Holdback Amount.

            (h) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of any class or series of Capital Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or any dividend payable in stock or other securities (other than the dividend described in Section 6.7 below) shall be declared thereon with a record date within such period, the Merger Consideration payable to the holders thereof shall be adjusted accordingly to provide to such holders the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

            SECTION II.2. Treatment of Other Securities of the Company.


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

            (a) Stock Option Plan. Each outstanding option issued pursuant to the Company 1997 Stock Option Plan to purchase shares of Common Stock (a "Company Stock Option") shall be cancelled immediately prior to the Effective Time in exchange for an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option and (ii) $1.00 (the "Option Consideration"). The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder or the Company had or may have had in such Company Stock Option. Prior to the Effective Time, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Company Stock Options and take any such other reasonable action (including any amendment or modification of the Company 1997 Stock Option Plan) as may be necessary to give effect to the transactions contemplated by this Section 2.2.

            (b) Public Note Warrants. As soon as practicable following the date of this Agreement, the Company shall take all necessary action to cause each Warrant issued by the Company in connection with the offering of 12-1/2% Senior Secured Notes Due 2002 of MVE, Inc. (each, a "Public Note Warrant"), pursuant to the Warrant Agreement between the Company and American Bank National Association, as warrant agent, dated as of February 16, 1995 (the "Public Note Warrant Agreement"), to be converted automatically and without any further action by the Company or the holders thereof, into the right to receive, pursuant to Section 2.1(c), an amount equal to the (x) Common Merger Consideration (subject to the Holdback Amount) multiplied by such number of shares of Common Stock issuable upon exercise of such Public Note Warrant assuming it had been exercised immediately prior to the Effective Time, less (y) the aggregate exercise price of such Public Note Warrant.

            (c) Exeter Warrants. As soon as practicable following the date of this Agreement, the Company shall take all necessary action such that, in the event any holder of the Warrants to purchase an aggregate of 8,000 shares of Common Stock originally issued to Exeter Equity Partners, L.P. and Exeter Venture Lenders, L.P. on or about May 5, 1998 (collectively, the "Exeter Warrants") elects not to require the Company to purchase its Exeter Warrants, such Exeter Warrants shall be converted automatically and without any further action by the Company or the holders thereof, into the right to receive, pursuant to Section 2.1(c), an amount equal to the (x) Common Merger Consideration (subject to the Holdback Amount) multiplied by such number of shares of Common Stock issuable upon exercise of such Exeter Warrants assuming they had been exercised immediately prior to the Effective Time less (y) the aggregate exercise price of such Exeter Warrants.

            (d) ACI Warrant. At or immediately prior to the Effective Time, the Company shall take all necessary action to cause the Warrant to purchase 25,000 shares of Common Stock originally issued to A.C. Israel Enterprises Inc. on August 27, 1996 (the "ACI Warrant") to be cancelled without consideration.

            (e) No Further Rights. The Company shall take all action reasonably necessary to cause any other plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its subsidiaries to terminate as of the Effective Time.

            SECTION II.3. Exchange of Certificates.

            (a) Payment at Closing. At the Effective Time, Parent shall pay by wire transfer of immediately available funds, to each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock, Class A Preferred Stock or Class B Preferred Stock (other than any such shares cancelled without consideration pursuant to Section 2.1(b)), who surrenders to the Parent such certificate or certificates, the Cash Amount, the Class A Merger Consideration and the Class B Merger Consideration, as applicable.

            (b) Paying Agent. As of the Effective Time, Parent shall deposit, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock other than those holders who have received the Cash Amount at Closing pursuant to Section 2.3(a) and other than Dissenting Shares, cash in an aggregate amount sufficient to pay the aggregate unpaid Cash Amount (such amount being hereinafter referred to as the "Payment Fund").

            (c) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Common Stock (other than any Dissenting Shares) shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the per share Cash Amount multiplied by the aggregate number of shares of Common Stock previously represented by such certificate(s). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Cash Amount as hereinabove provided. Until surrendered as contemplated by this Section 2.3(c), each certificate representing shares of Common Stock (other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration (subject to the Holdback Amount), without any interest thereon, as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Common Merger Consideration.

            (d) Letter of Transmittal. Promptly after the Effective Time (but in no event more than 5 days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Common Stock which have been converted into Common Merger Consideration, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 2.1.

            (e) No Further Ownership Rights in Capital Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Capital Stock in accordance with the terms of this Article II and
Section 9.5 below shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares theretofore represented by such certificates.

            (f) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing shares of Common Stock for 120 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for any Common Merger Consideration.

            (g) No Liability. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.7), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund in any combination of the following, as directed by Parent: (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100 million, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of shares of Common Stock of the Common Merger Consideration or otherwise impair such holders' respective rights hereunder. Any interest and other income resulting from the investment of the Payment Fund shall be paid to the Surviving Corporation. In the event the Payment Fund shall realize a loss on any such investment, Parent shall promptly thereafter deposit in such Payment Fund on behalf of the Surviving Corporation cash in an amount sufficient to enable such Payment Fund to satisfy all remaining obligations originally contemplated to be paid out of such Payment Fund.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

            Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), the Company hereby represents and warrants to each of Parent and Sub as follows:

            SECTION III.1. Organization and Qualification; Subsidiaries. (a) The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.

            (b) Section 3.1 of the Company Disclosure Schedule sets forth a list of all subsidiaries of the Company. Except as listed in Section 3.1 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

            (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect on the Company.

            (d) The Company has heretofore delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of each of the Company and each of its subsidiaries.

            SECTION III.2. Capitalization (a) As of the date of this Agreement, the Company has 10,000,000 shares of Common Stock authorized for issuance, of which 132,810 shares are issued and outstanding (including uncertificated restricted shares of Common Stock), 4,700 shares of Class A Preferred Stock authorized for issuance, of which 4,700 are issued and outstanding, and 1,400 shares of Class B Preferred Stock authorized for issuance, of which 797.08 shares are issued and outstanding. All of the outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and nonassessable and free from preemptive rights. There are no outstanding options, warrants, convertible securities, subscriptions or other rights or agreements providing for the issuance or sale of any shares of capital stock or other securities of the Company, except as set forth on Section 3.2(a) of the Company Disclosure Schedule. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each option and warrant listed thereon, the identity of the record holder thereof (or beneficial holder, if known), the number and type of shares of capital stock of the Company issuable thereunder, the expiration date (if any) thereof and the exercise price thereof. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, the Company is not required to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of Capital Stock or other securities of the Company.

            (b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other Contract (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company (other than Capital Stock) having the right to vote, or convertible into or exchangeable for securities having the right to vote, on any matters on which stockholders of the Company may vote. Other than as set forth in Section 3.2(c) of the Company Disclosure Schedule, no indebtedness for borrowed money of the Company or any of its subsidiaries by its terms contains any restriction upon the incurrence of indebtedness for borrowed money by the Company or any of its subsidiaries or restricts the ability of the Company or any of its subsidiaries to grant any Liens on their respective properties or assets. Except as set forth in Section 3.2(c) of the Company Disclosure

Schedule, there are no Contracts pursuant to which the Company is or could be required to register any securities issued by the Company or any subsidiary under the Securities Act of 1933, as amended (the "Securities Act"), or other Contracts with or among any security holders of the Company or any of its subsidiaries with respect to any securities of the Company or any of its subsidiaries. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no effective proxies with respect to any shares of Capital Stock or other securities of the Company or any of its subsidiaries.

            SECTION III.3. Authority Relative to This Agreement; Stockholder Approval. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (b) The Board of Directors of the Company, by unanimous vote, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and has taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Merger, advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company approve and adopt this Agreement. The approval of the holders of shares of Common Stock and Class A Preferred Stock representing a majority of the votes that may be cast by the holders of all outstanding shares of such stock (voting as a single class) as of the record date for such vote (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. MVE Investors LLC ("MVE Investors") as record holder of all of the outstanding shares of Class A Preferred Stock has executed a written consent in favor of approval of the adoption of this Agreement, and no further stockholder action is required under the DGCL in order to approve the Merger.

            SECTION III.4. SEC Reports; Financial Statements. Pursuant to the Indenture, dated as of February 16, 1995, of MVE, Inc. ("MVE"), a wholly owned subsidiary of the Company, with respect to MVE's 12-1/2% Senior Secured Notes due 2002 (the "Indenture"), and the Public Note Warrant Agreement, each of the Company and MVE is required to file certain financial information with the Securities and Exchange Commission (the "SEC"). Such information is not intended to comply with, and does not comply with, the periodic reporting requirements under Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Company has heretofore delivered or made available to Parent, in the form filed with the SEC, all information filed by the Company and MVE with the SEC since January 1, 1997 (the "Company SEC Reports"). The information set forth in the Company SEC Reports is true and correct in all material respects. The consolidated financial statements of the Company included in the Company SEC Reports (the "Financials") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, is material). The monthly financial statements of the Company as of December 31, 1998, delivered to Parent, are true and correct in all material respects, and were prepared in a manner consistent with past practice for the preparation of monthly financial statements.

            SECTION III.5. No Undisclosed Liabilities. Except as set forth in
Section 3.5 of the Company Disclosure Schedule and except as and to the extent disclosed in the Financials and except for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, none of the Company or its subsidiaries has (i) any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) or (ii) any material liability or obligation of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which is known to the Company but would not be required to be disclosed by GAAP.

            SECTION III.6. Absence of Changes. Except as set forth in Section
3.6 of the Company Disclosure Schedule, since September 30, 1998, each of the Company and its subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any Material Adverse Effect with respect to the Company, (ii) any condition, event or occurrence which would be reasonably likely to have a Material Adverse Effect on the Company or (iii) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated hereby.

            SECTION III.7. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.7 to the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any United States or foreign court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") or any person under any Contract to which the Company or any of its subsidiaries is a party or to which any of their respective properties or assets is subject, or under any permit issued to the Company or any of its subsidiaries, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not be material to the Company. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not have a Material Adverse Effect on the Company.

            SECTION III.8. Property. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and each subsidiary of the Company has good, marketable and valid title in and to all of its material assets, including all real, personal and intangible property, and except as reflected on Section
3.8 of the Company Disclosure Schedule, the Company and each subsidiary of the Company holds its assets free and clear of any Liens (other than Permitted Liens).

            SECTION III.9. Litigation. Except as disclosed on Section 3.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (a) seeks damages in excess of $100,000 or (b) as of the date hereof, questions the validity of this Agreement, or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries is subject to any outstanding material order, writ, injunction or decree.

            SECTION III.10. Compliance with Applicable Law. The Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except as set forth in
Section 3.13 of the Company Disclosure Schedule. Except as set forth in Section
3.13 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits. Each of the Company and its subsidiaries is in compliance in all material respects with all material Laws. To the Company's knowledge, except as set forth in
Section 3.10 of the Company Disclosure Schedule, no material investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct the same.

            SECTION III.11. Employee Plans. (a) The Company has made available to Parent all "employee benefit plans," as defined in Section 3(3) of ERISA, and all material bonus or other incentive compensation, equity or equity-based compensation, deferred compensation and severance pay, plans or policies that the Company or any of its subsidiaries has any obligation to or liability for (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

            (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (other than a Multiemployer
Plan) have been made available or delivered to Parent by the Company (i) the most recent plan document and related trust documents, and amendments thereto;
(ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent Internal Revenue Service ("IRS") determination letter; (iv) the most recent financial statements and actuarial valuations, if applicable; and (v) the most recent summary plan descriptions.

            (c) As of the date hereof, except for such non-compliance which would not have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to Law have been made by the due date thereof (including any valid extension); (ii) the Employee Benefit Plans (other than any multiemployer plans), have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; and (iii) to the Company's knowledge, there are no actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan.

            (d) Except as set forth in Section 3.11(d) or the Company Disclosure Schedule, there has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to any Employee Benefit Plan subject to Title IV of ERISA which would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA which would reasonably be expected to result in a Material Adverse Effect on the Company.

            (e) Each of the Employee Benefit Plans which is intended to qualify under Section 401(a) of the Code has been determined by the IRS to so qualify, and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such pension plan or the exemption of such trust and which would reasonably be expected to result in a Material Adverse Effect on the Company.

            (f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will except as expressly contemplated by this Agreement, (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

            (g) Other than as set forth in Section 3.11(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any rights plan, preferred stock plan, deferred compensation plan or similar Contract which applies to or provides for the grant or acceleration of any benefits as a result of the transactions contemplated hereby.

            (h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, there are no material unfunded benefit liabilities with respect to any defined benefit plan maintained by the Company or any of its subsidiaries, as determined under reasonable actuarial assumptions. No pension plan maintained by the Company or any of its subsidiaries has incurred an accumulated funding deficiency, whether or not waived

            SECTION III.12. Labor Matters. (a) Section 3.12 of the Company Disclosure Schedule sets forth a list of all employment, labor or collective bargaining agreements to which the Company or any subsidiary is party which calls for the payment by the Company in any single year of an amount in excess of $100,000 and except as set forth therein, there are no material employment, labor or collective bargaining agreements which pertain to employees of the Company or any of its subsidiaries. Except as set forth on Section 3.12 of the Company Disclosure Schedule, the Company has heretofore made available to Parent true and complete copies of the employment agreements and the labor or collective bargaining agreements listed on Section 3.12 of the Company Disclosure Schedule, together with all amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

            (b) Except as set forth in Section 3.12 of the Company Disclosure Schedule, no employees of the Company or any of its U.S. subsidiaries are represented by any labor organization; no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification; and, to the Company's knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company's knowledge, except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries. Except as set forth in Section 3.12 to the Company Disclosure Schedule, there is no strike, work stoppage or other major labor dispute involving the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened.

            (c) Except as set forth on Section 3.12 to the Company Disclosure Schedule, there are no material unfair labor practice charges, grievances or complaints pending or to the best of the Company's knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries.

            (d) Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its subsidiaries pending, or to the best of the Company's knowledge, threatened in writing, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries which would be material to the Company, including, without limitation, any discrimination claims or sexual harassment claims. Except as set forth in
Section 3.12 of the Company Disclosure Schedule, and except for payments in the ordinary course of business, neither the Company nor any of its subsidiaries is liable for any severance pay or other payments to any employee, former employee or beneficiary of any employee or former employee arising out of any termination of employment or other change in employment relationship.

            SECTION III.13. Environmental Matters. (a) For purposes of this
Agreement:

                  (i) "Environmental Law" means any applicable federal, state, local or foreign Law (including common Law) or other legal requirement relating to the protection of natural resources, the environment and public and employee health and safety or pollution or the release or exposure to Hazardous Materials (as hereinafter defined) as such Laws have been and may be amended or supplemented through the Closing Date;

                  (ii) "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by any Governmental Entity or the United States, and includes, without limitation, petroleum, petroleum by-products and wastes, asbestos and polychlorinated biphenyls;

                  (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its subsidiaries; and

                  (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under or taken pursuant to any Environmental Law, or voluntarily undertaken to (A) clean up, remove, treat, or in any other way, ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

            (b) Except as set forth in Section 3.13 of the Company Disclosure
Schedule:

                  (i) The Company and its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws;

                  (ii) The Company and its subsidiaries have all material permits, authorizations, licenses or similar approvals required under applicable Environmental Laws for the continued operations of their respective businesses, and no material modification, revocation, reissuance or amendment will occur or is required in connection with the transactions contemplated by this Agreement;

                  (iii) Neither the Company nor any of its subsidiaries is subject to any outstanding written orders or decrees issued by any Governmental Entity or is a party to any Contract with any person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                  (iv) Neither the Company nor any of its subsidiaries has received any written communication alleging, with respect to any such party, the violation of any Environmental Law, which violation would materially and adversely affect the Company; and

                  (v) No judicial or administrative proceedings are pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law and there are no investigations pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries under any Environmental Laws.

            SECTION III.14. Tax Matters. (a) The Company and each of its subsidiaries has timely filed all material Tax Returns (as hereinafter defined) required to be filed by it. All such Tax Returns are materially complete and correct. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all Taxes shown due on such returns, or has established reserves therefor. For purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, or levies, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, and property taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign). "Tax Returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document with respect to or accompanying payments or estimated Taxes.

            (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, no requests for waivers or extensions of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. All U.S. Federal income Tax Returns filed by or on behalf of the Company or any of its subsidiaries for taxable periods prior to February, 1995 have been reviewed by the relevant taxing authority.

            (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes. Except as set forth in
Section 3.14(c) of the Company Disclosure Schedule, to the Company's knowledge, no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by any taxing authority.

            SECTION III.15. Material Contracts. (a) Section 3.15 of the Company Disclosure Schedule sets forth a list of the following types of written Contracts to which the Company or any of its subsidiaries is a party or to which any of their respective assets are subject: (i) employment Contracts outside the ordinary course of business, severance Contracts, personal services or consulting Contracts providing for payments in excess of $250,000 per year, non-competition Contracts imposing material competition restrictions on the Company or its subsidiaries or indemnification Contracts outside the ordinary course of business (including, without limitation, any Contract to which the Company or any of its subsidiaries is a party involving employees of the Company); (ii) licensing, distribution or dealership Contracts providing for exclusivity in any region that constituted 5% or more of the Company's gross revenues in the Company's latest fiscal year or for payments in excess of $500,000 per year; (iii) partnership or joint venture Contracts; (iv) Contracts for the acquisition, sale or lease of properties or assets of the Company or any subsidiary in an amount greater than $500,000 (by merger, purchase or sale of assets or stock or otherwise (other than the sale of products of the Company or any subsidiaries in the ordinary course of business)) entered into since August 27, 1996; (v) loan or credit agreements, mortgages, indentures or other Contracts or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any Liens related to such Contracts or any Contracts pursuant to which indebtedness for borrowed money may be incurred;
(vi) all Contracts outside the ordinary course of business relating to Material Intellectual Property Rights (as defined herein) (vii) all Contracts with any current or former shareholder, officer or director of the Company or any of its subsidiaries, other than those disclosed on Section 3.24 of the Company Disclosure Schedule; (viii) all other Contracts, other than purchase and sales orders entered into in the ordinary course of business, which involve amounts in excess of $1,000,000 and all other material Contracts which are not terminable by either party thereto without penalty upon not more than 90 days notice to the other party; and (ix) any Contracts to enter into any of the foregoing (collectively, the "Material Contracts").

            (b) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Except as disclosed on Section 3.15(b) of the Company Disclosure Schedule, there is no material default under any Material Contract either by the Company or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Company's knowledge, any other party.

            SECTION III.16. Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by the Company pursuant to an engagement letter, a copy of which has been provided to Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Affiliates. The aggregate fees payable to Donaldson, Lufkin & Jenrette Securities Corporation are not expected to exceed $400,000 plus expenses.

            SECTION III.17. Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Company its written opinion, dated February 15, 1999, to the effect, that based upon and subject to the assumptions and qualifications set forth therein, the aggregate Merger Consideration to be received by the holders of Common Stock, the Class A Preferred Stock and Class B Preferred Stock of the Company, taken together, pursuant to the Agreement is fair to such stockholders from a financial point of view.

            SECTION III.18. Anti-Takeover Provisions. The Company has taken all steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements of any "business combination," "moratorium," "control bid," "control share," or other anti-takeover Law of any state or foreign country which (i) restricts the Company's ability to consummate the Merger or the other transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (iii) would subject Parent or Sub to any material impediment or condition in connection with the exercise of their respective rights under this Agreement or their ownership and operation of the business of the Surviving Corporation and its subsidiaries after the Effective Time.

            SECTION III.19. Intellectual Property. As used herein, the term "Intellectual Property Rights" means any registered trade names, trademarks and service marks and all applications therefor, all registered patents and all applications therefor and all reissues, divisions, continuations and extensions thereof. Section 3.19 of the Company Disclosure Schedule lists all Intellectual Property Rights which are material to the operations of the Company and its subsidiaries, taken as a whole ("Material Intellectual Property Rights"), and which are owned by the Company or any of its subsidiaries or with respect to which (as noted in Section 3.19 of the Company Disclosure Schedule) the Company or any of its subsidiaries has any material right or license. To the Company's knowledge, the Material Intellectual Property Rights are valid and in full force and effect. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there have been no material interference actions or other judicial, arbitration or other adversary proceedings concerning any of the Material Intellectual Property Rights. Neither the Company nor any of its subsidiaries has disposed of or permitted to lapse, or otherwise failed to preserve its right to use, any of its Material Intellectual Property Rights. Except as disclosed in
Section 3.19 of the Company Disclosure Schedule, to the Company's knowledge, neither the Company nor any of its subsidiaries has infringed any Intellectual Property Right of any other person and, to the Company's knowledge, no such infringement has been alleged in writing by any other person within the past three years. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, to the knowledge of the Company, there has not been any infringement by any other person of any of the Intellectual Property Rights of the Company or any of its subsidiaries. Each of the Company and each of its subsidiaries has the right to use all Intellectual Property Rights as are necessary to enable it to conduct all material phases of its business in the manner presently conducted by it.

            SECTION III.20. Insurance Policies. Section 3.20 of the Company Disclosure Schedule contains a list of all insurance policies of the Company and its U.S. Subsidiaries and each such policy is in full force and effect. All premiums with respect to such insurance policies which are due and payable prior to the date of this Agreement have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy.

            SECTION III.21. Certain Business Practices. Since August 27, 1996, except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, nor to the Company's knowledge any directors, officers, agents or employees of the Company or any of its subsidiaries, (i) has used any funds for unlawful contributions, gifts, entertainment or other expenses related to political activity, (ii) has made any unlawful payment to any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) has violated any Law relating to the sale or export of technology or products into foreign countries.

            SECTION III.22. Suppliers and Customers. Except as set forth in
Section 3.22 of the Company Disclosure Schedule, since November 30, 1998, neither the Company nor any of its subsidiaries has received any written notice from any supplier or customer of the Company or any of its subsidiaries of such supplier's or customer's intention to cancel an existing agreement, with the Company or such subsidiary prior to its expiration date, which agreement involves the purchase or sale in any given year of amounts in excess of $5,000,000.

            SECTION III.23. Millennium Compliance. All information systems used by the Company in connection with the operations of the Company and its subsidiaries are Millennium Compliant in all material respects. For purposes of this Agreement, the term "Millennium Compliant" means the ability, when used individually or in conjunction with any other systems, software or equipment, to: (i) accurately process Date Data before, after and across December 31, 1999 and throughout the year 2000 and beyond; (ii) provide correct results when moving backwards and forwards between the 20th and 21st centuries; and (iii) function without error or interruption related to or caused by Date Data. For the purposes of this Agreement, the term "Date Data" means data which represents or references dates in the same and/or different centuries. The Company has made reasonable inquiries of its key vendors and suppliers with respect to whether their information systems are Millennium Compliant and does not believe that any failure on the part of any vendor or supplier to be Millennium Compliant will have a Material Adverse Effect on the Company.

            SECTION III.24. Related. Except as set forth in Section 3.24 of the Company Disclosure Schedule, since August 27, 1996, no director, officer, employee or Affiliate of the Company or any of its subsidiaries (i) has borrowed any funds from or has outstanding any indebtedness or other obligations to the Company or any of its subsidiaries, (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (y) engaged in a business related to the business of the Company or any of its subsidiaries, or (z) participating in any transaction to which the Company or any of its subsidiaries is a party, or (iii) is otherwise a party to any Contract with the Company or any of its subsidiaries.

            SECTION III.25. MVE Restaurant Services, Inc. Section 3.25 of the Company Disclosure Schedule sets forth (i) a true and correct balance sheet of MVE Restaurant Services, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Restaurant Services"), as of December 31, 1998 and
(ii) a list of all full-time employees of Restaurant Services as of the date hereof. No assets of Restaurant Services material to the conduct of the business of the Company or the business of any other subsidiary of the Company are shared.

            SECTION 3.26. Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Parent in writing which would have a Material Adverse Effect on the Company.

                                   ARTICLE IV

                          REPRESENTATION AND WARRANTIES
                                OF PARENT AND SUB

            Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Parent and Sub hereby represent and warrant to the Company as follows:

            SECTION IV.1. Organizing. (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted or proposed by Parent to be conducted.

            (b) Each of Parent and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent or Sub.

            (c) Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws of each of Parent and Sub as currently in effect.

            SECTION IV.2. Authority Relative to This Agreement. (a) Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid, legal and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            (b) The Boards of Directors of Parent and Sub, and Parent as the sole stockholder of Sub, have in each case by unanimous vote duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and have taken all corporate actions required to be taken by such Boards of Directors and Parent as the sole stockholder of Sub for the consummation of the transactions contemplated hereby.

            SECTION IV.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 4.3 to the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity, or any person under any Contract to which Parent or Sub is a party or to which any of their respective properties or assets is subject, is necessary for the execution and delivery by Parent or Sub of this Agreement or the consummation by Parent or Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not be material to Parent or Sub. Neither the execution, delivery and performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any Contract to which Parent or Sub is a party or by which either of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Sub or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Parent of Subsidiary.

            SECTION IV.4. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

            SECTION IV.5. Available Funds. Parent has obtained a letter, dated on or about the date hereof (the "Commitment Letter"), from The Chase Manhattan Bank and Chase Securities Inc. (a copy of which has been provided to the Company) which provides that, subject to the conditions set forth therein, upon the funding of such Commitment Letter on the Closing Date, Parent will have sufficient funds to consummate the Merger and to perform all of its obligations under this Agreement and the transactions contemplated hereby, including, without limitation, (i) the obligation, if any, to make the Change of Control Payment (as defined in the Indenture) required to be made by the Company or MVE pursuant to the Indenture, (ii) the payment in full of the Obligations (as defined in the Credit Agreement) of the Company and MVE under the Credit Agreement, dated as of October 17, 1997, by and among MVE and certain of its Affiliates, the lenders party thereto and BankBoston, N.A., as agent to the lenders (the "Credit Agreement"), (iii) the obligation to make any payments required to be made by the Company pursuant to the Senior Subordinated Note Purchase Agreement, dated as of May 5, 1998, among the

Company, Exeter Venture Lenders, L.P. and Exeter Equity Partners, L.P. (the "Subordinated Note Agreement") in connection with the redemption of the notes issued thereunder pursuant to Section 2.7(b) thereof, and (iv) any payments required to be made to the holders of the Exeter Warrants to the extent such holders exercise their put rights pursuant to such warrants.

            SECTION IV.6. Brokers. Except for Schroder & Co., Inc., Chase Securities Inc. and other investment banks retained by Parent in connection with the financing of the transactions contemplated hereby, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Sub or any of their Affiliates.

                                    ARTICLE V

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

            SECTION V.1. Conduct of Business of the Company. Except as otherwise specifically provided by this Agreement, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its reasonable best efforts to preserve intact its current business organizations, preserve its goodwill, keep available the service of its current officers and employees, maintain all material properties and assets in customary condition and repair, maintain its books and records in accordance with past practice, comply in all material respects with all applicable Laws, and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

            (a) amend its certificate of incorporation or bylaws or similar organizational documents;

            (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents

(including, without limitation, any stock options or stock appreciation rights), except for the issuance of shares of Common Stock pursuant to the exercise of outstanding Company Stock Options described in the Company Disclosure Schedule or other currently outstanding convertible securities of the Company described in the Company Disclosure Schedule;

            (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than the dividend contemplated by Section 6.7 hereof
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries;

            (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

            (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership of any subsidiary;

            (f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice, and except for obligations of the wholly owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company, provided, however, that in the case of Restaurant Services, the Company will not make any such loans, advances or capital contributions to the extent that such loans, advances or capital contributions would exceed amounts previously budgeted for such purposes (a copy of which budget is set forth as Section 5.1 of the Company Disclosure Schedule) or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company's subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

            (g) except as may be required by Law or as specifically provided by this Agreement, including the provisions of Section 6.5, enter into, adopt or amend or terminate any Employee Benefit Plan or any bonus, profit sharing, compensation, severance, termination, stock option (except as provided in Section 5.1(b) above), stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, retirement, deferred compensation, employment, severance or other employee benefit agreement, or other arrangement for the benefit of any director, officer or employee, or (except as set forth in Section 5.1(g) of the Company Disclosure Schedule and except for normal increases in the ordinary and usual course of business consistent with past practice, and except as required under existing agreements) increase in any manner the compensation of any director, officer or employee or pay any benefit not required by any plan, agreement or arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

            (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights outside the ordinary and usual course of business consistent with past practice;

            (i) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

            (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

            (k) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

            (l) make or revoke any Tax election, or settle or compromise any material Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

            (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

            (n) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any material line of business or in any geographic area;

            (o) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, other than in the ordinary course of business consistent with past practice;

            (p) enter into any new Contract, or modify or terminate any existing Contract, except in the ordinary course of business consistent with past practice, or enter into or modify any Contract between Restaurant Services and the Company or any of its other subsidiaries other than as contemplated by
Section 6.7 hereof;

            (q) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation with respect to which the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Company;

            (r) materially decrease or increase the level of capital expenditures by the Company and its subsidiaries considered as a whole;

            (s) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or any similar state Law;

            (t) except as specifically contemplated by this Agreement, take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations or warranties of the Company contained herein to not continue to be true and correct in all material respects as though made at and as of the date of such action or omission (except to the extent such representation or warranty specifically refers to another date); or

            (u) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t).

            SECTION V.2. Access to Information. (a) Between the date hereof and the Effective Time, the Company will give Parent and Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours upon reasonable notice to all officers, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Sub to make such inspections as Parent and Sub may reasonably require and will cause the Company's officers and those of its subsidiaries to furnish Parent and Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by the Company.

            (b) Prior to the Effective Time, each of Parent and Sub will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated November 16, 1998 (the "Confidentiality Agreement").

            SECTION 5.3. Notification of Certain Events. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event which causes or is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company on the one hand, or Parent or Sub on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION VI.1. Stockholder Consent. Prior to the Effective Time, the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to cause the stockholders of the Company to approve, by written consent, this Agreement and the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby. The Company will notify all of its stockholders who have not executed such written consent as to the execution thereof, in such manner as is required by the DGCL and the Company's Certificate of Incorporation and By-Laws, prior to the Effective Date. In addition, the Company agrees to immediately notify Parent in writing upon its receipt of any notices or other communications with respect to the Dissenting Shares.

            SECTION VI.2. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section
6.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

            (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.2(a) and (b), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. In connection with the receipt of any necessary approvals under any Antitrust Laws, none of the Company, Parent, Sub or their respective subsidiaries shall be required to divest or to hold separate, or otherwise to take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any material businesses, product lines or assets; provided, however, that the Company agrees to take any action (including the divestiture of any businesses, product lines or assets) requested by Parent, such actions to be conditional upon the consummation of the Merger, in order to comply with any Antitrust Laws or to satisfy any conditions imposed upon the consummation of the transactions contemplated hereby by the FTC, the DOJ or any other any Governmental Entity responsible for the enforcement of such Antitrust Laws. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.2 shall (i) limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has up to then complied in all material respects with its obligations under this Section 6.2.

            SECTION VI.3. Public Announcements. Each of Parent, Sub and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the New York Stock Exchange, as determined by Parent, Sub or the Company, as the case may be. Notwithstanding anything to the contrary herein, Parent shall have the right to discuss publicly available information concerning the Company on conference calls or during meetings with analysts and current or prospective investors or at the conference sponsored by Schroder & Co., Inc scheduled to take place on or about March 2, 1999.

            SECTION VI.4. Indemnification; Directors' and Officers' Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part based on, or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries, including, without limitation, losses, expenses, claims, damages or liabilities based on or arising out of or pertaining to the transactions contemplated by this Agreement except, in the case of directors who are Affiliated with MVE Investors, LLC or the members thereof, for Misallocation Claims (as defined in Section 9.1), which shall be handled in accordance with the provisions of Article IX. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time) other than, with respect to directors who are Affiliated with MVE Investors, any loss, expense, claim, damage or liability based on or arising out of any Misallocation Claim, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, provided, however, that any such reimbursement shall be conditioned upon receiving an agreement promptly to return such amounts to the Surviving Corporation if a court of competent jurisdiction ultimately should determine that indemnification of such person is prohibited by applicable Law, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Surviving Corporation's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party.

            (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the policies of directors' and officers' liability insurance maintained by the Company (or a policy providing substantially similar coverage) for the benefit of those persons who are covered by such policies at the Effective Time (with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a total cost to the Surviving Corporation not greater than $200,000; provided that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to $200,000.

            (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set for in this Section 6.4.

            (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the directors and officers of the Company with respect to their activities as such prior to the Effective Time (other than indemnification of directors Affiliated with MVE Investors with respect to Misallocation Claims), as provided in the Company's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided, however, that any such reimbursement shall be conditioned upon receiving an agreement promptly to return such amounts to the Surviving Corporation if a court of competent jurisdiction ultimately should determine that indemnification of such person is prohibited by applicable Law.

            (e) The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives. The Surviving Corporation shall pay for all costs and fees (including reasonable attorneys' fees and expenses) incurred by any Indemnified Party in connection with such Indemnified Party enforcing his or her rights under this Section 6.4 in the event a court of competent jurisdiction determines that the Surviving Corporation is responsible for indemnifying such Indemnified Party hereunder.

            SECTION VI.5. Employee Matters. (a) The Surviving Corporation will honor the obligations of the Company and its subsidiaries under the provisions of each employment, consulting, termination, severance, change in control and indemnification agreement between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries. During the period from the Effective Time through December 31, 1999, Parent shall cause the Surviving Corporation and its successors to maintain for all employees of the Company and its subsidiaries employee benefit plans, programs, policies and practices in the aggregate no less favorable than those benefits currently provided to the employees of the Company and its subsidiaries.

            (b) At the Effective Time, the Company will adopt a severance policy for the benefit of the employees listed on Section 6.5(b) of the Company Disclosure Schedule (the "Named Employees"). If the employment of any Named Employee is terminated by the Company at any time without cause or any Named Employee resigns for good reason, such Named Employee shall be entitled to the benefits described on Section 6.5(b) of the Company Disclosure Schedule. Parent agrees that it will cause the Surviving Corporation to honor all of the Company's obligations under this Section 6.5(b). For purposes of this Section 6.5(b) only, "good reason" means any resignation following a change in title, duties or responsibilities without such employee's consent, any reduction in compensation or benefits from the current compensation and benefits provided to such employees or a change in location of such employee's principal office or the place where such employee conducts his principal employment activities, in each case to a place more than 30 miles from such employee's current principal office, provided, however, that with respect to any Named Employee who is a member of senior management and designated as such on Section 6.5(b) of the Company Disclosure Schedule, good reason shall not include a resignation because the employee's position changed if such employee was offered a position with the same or a higher salary and benefits no less favorable than the employee's current benefits, such offered position has a comparable level of responsibility and job title and is located within 30 miles of such employee's current principal office. For purposes of this Section 6.5(b) only, "cause" means (i) a material breach by the employee of any employment agreement currently in place between such employee and the Company or any subsidiary of the Company (or, if no such employment agreement is currently in place, the employee's continuing failure to comply with the reasonable directives of any person to whom such employee directly or indirectly reports or the Board of Directors of the Company after written notice thereof and a period of 10 days to cure such failure) or
(ii) the conviction by the employee of any felony or any other offense involving misappropriation of a material amount of money or property from the Company.

            (c) The provisions of Section 6.5(b) are intended to be for the benefit of, and may be enforceable by, each of the Named Employees. The Surviving Corporation shall pay for all costs and fees (including reasonable attorneys' fees and expenses) incurred by any Named Employee in connection with such person enforcing his rights under Section 6.5(b) in the event that such Employee's claim is successful, as determined by a court of competent jurisdiction.

            SECTION VI.6. Obligations of Sub. Subject to Sections 7.1 and 7.2 below, Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            SECTION VI.7. Distribution. (a) Immediately prior to the Effective Time, the Company shall make a distribution to the holders of record as of a date not later than two business days prior to the Effective Time, of the Common Stock, pro rata in accordance with the relative ownership of shares of Common Stock, of eighty percent (80%) of the issued and outstanding capital stock of Restaurant Services then owned by the Company and its subsidiaries, taken as a whole, or otherwise effect a transfer of such interests to the holders of Common Stock in a form mutually acceptable to Parent and the Company.

            (b) In the event that Restaurant Services offers additional shares of its capital stock to any person, the Company shall have the right to participate, pro rata, in any such offering and to participate, pro rata, in any additional offerings of capital stock of Restaurant Services in order to maintain its percentage interest in the capital stock of Restaurant Services, provided that the Company's rights hereunder shall terminate if at any time the Company fails to participate in any such offering.

            (c) The parties acknowledge that Parent, the Company and Restaurant Services will enter into an agreement (the "Restaurant Services Agreement") which shall provide (i) that the Company will provide certain transition services to Restaurant Services for up to one year at the Company's cost, (ii) that the Company will have the right to designate a member of the Board of Directors of Restaurant Services for so long as the Company owns at least 10% of the capital stock of Restaurant Services on a fully-diluted basis (excluding employee stock options), (iii) that Parent, the Company and their Affiliates will not compete with Restaurant Services in the business of providing cooking oil to, retrieving cooking oil from, or storing or circulating cooking oil in restaurants for a period of ten years, (iv) for the preemptive rights described in Section 6.7(b) and (v) for mutual indemnity between the Company and Restaurant Services in respect of any liabilities attributable to such party.

            SECTION VI.8. Cooperation in Financing. The Company shall use its reasonable efforts to assist Parent with Parent's efforts to finance the transactions contemplated by this Agreement.

            SECTION VI.9. Indenture. (a) After the Effective Time, the Surviving Corporation or MVE shall (i) make the Change in Control Offer and, if necessary, the Change of Control Payment (both as defined in the Indenture) required to be made by MVE pursuant to Section 4.14 of the Indenture, and (ii) take any other additional actions required by the Indenture in conjunction with such payments.

            (b) In the event Parent desires to make an offer prior to the Effective Time to redeem the outstanding 12-1/2% Senior Secured Notes Due 2002 of MVE, Inc. (which offer would become effective upon or following the consummation of the Merger), the Company and its subsidiaries (including without limitation MVE, Inc.) shall cooperate with Parent with respect thereto.

            SECTION VI.10. Subordinated Notes. After the Effective Time, the Surviving Corporation shall (i) redeem all of the outstanding notes issued under the Subordinated Note Agreement pursuant to Section 2.7(b) thereto and pay all accrued and unpaid interest thereon and any premium payable in connection therewith, and (ii) take any other additional actions required by the Note Purchase Agreement.

            SECTION VI.11. Repayment of Bank Debt. The Surviving Corporation shall pay in full the Obligations (as defined in the Credit Agreement) of the Company and MVE under the Credit Agreement.

                                   ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE MERGER

            SECTION VII.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

            (a) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted without limitation, restriction or condition and all required consents or approvals under foreign Antitrust Laws shall have been obtained; and

            (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity, and no other legal restraint or prohibition, shall be in effect preventing or prohibiting the consummation of the Merger.

            SECTION VII.2. Additional Conditions to Parent's and Sub's Obligations to Effect the Merger. The obligations of Parent and Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of the following condition, any or all of which may be waived in whole or in part by Parent and Sub:

            (a) The representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the Effective Time as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period and except for the representation set forth in Section
3.6 hereof which needs only to be true and correct as of the date hereof) and the Company shall not have failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, have a Material Adverse Effect on the Company or a materially adverse effect on the Company's ability to consummate the Merger or the other transactions contemplated hereby.

            (b) The Company shall have delivered to Parent a certificate signed by the president of the Company certifying as to the matters described in
Section 7.2(a).

            (c) There shall have been no Material Adverse Change since the date of this Agreement. For purposes hereof, Material Adverse Change means (i) physical casualty or damage to the assets or property of the Company that results in a cost to the Company, after taking into account third-party insurance proceeds which have been or are reasonably likely to be received, of an amount in excess of $35,000,000 or (ii) a probable reduction, after taking into account third-party insurance proceeds which have been or are reasonably likely to be received, in the Company's earnings before interest, taxes, depreciation and amortization (to be calculated in a manner consistent with the Financials) of an amount in excess of $7,500,000 in the twelve-month period following the date on which the event giving rise to the probable reduction occurs.

            (d) There shall have not occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the reasonable judgment of The Chase Manhattan Bank and Chase Securities Inc., would materially impair their syndication of the Credit Facilities (as defined in the Commitment Letter), but only to the extent that, as a result thereof, The Chase Manhattan Bank and Chase Securities Inc. refuse to provide the financing contemplated in the Commitment Letter.

            (e) There shall have been delivered to Parent executed copies of (i) the Indemnification and Warrant Purchase Agreement among Parent, the Company and the members of MVE Investors in substantially the form of Exhibit A hereto (the "Indemnification Agreement"), (ii) the Escrow Agreement and (iii) the Restaurant Services Agreement (which shall contain terms reasonably satisfactory to Parent).

            (f) The Company shall have cancelled or terminated the ACI Warrant and all agreements with A.C. Israel Enterprises, Inc. and American Securities Capital Partners, L.P. or their Affiliates without any continuing cost to the Company.

            SECTION VII.3. Additional Conditions to the Company's Obligations to Effect the Merger. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company:

            (a) The representations and warranties of Parent and Sub set forth in this Agreement shall be true and accurate as of the Effective Time as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) and Parent and Sub shall not have failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreement or covenants, do not have a Material Adverse Effect on Parent and Sub or a materially adverse effect on their ability to consummate the Merger;

            (b) MVE Investors shall have been merged into Sub pursuant to an agreement satisfactory to Parent and MVE Investors; provided that if no such agreement has been executed prior to February 26, 1999, this condition shall be deemed to have been fulfilled;

            (c) Parent and Sub shall have delivered to the Company a certificate signed by their respective presidents certifying as to the matters described in
Section 7.3(a); and

            (d) Parent shall have delivered to the Company executed copies of
(i)
the Indemnification Agreement, (ii) the Escrow Agreement and (iii) the Restaurant Services Agreement.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

            SECTION VIII.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

            (a) By the mutual written consent of Parent and the Company.

            (b) By either of Parent or the Company if any of the conditions specified in Section 7.1 have not been satisfied as of the date which is 90 days after the date of execution of this Agreement or if satisfaction of any such condition is or becomes impossible (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

            (c) By either party if the Closing has not occurred (other than through failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is 90 days from the date of execution of this Agreement, or such later date as the parties may agree upon.

            (d) By the Company:

                  (i) if any of the conditions specified in Section 7.3 have not been satisfied as of the date which is 90 days from the date of execution of this Agreement or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Company to comply fully with its obligations under this Agreement) and the Company has not waived such condition prior to the Effective Time;

                  (ii) if there shall be a breach by Parent or Sub of any of their representations, warranties, covenants or agreements contained in this Agreement and such breach materially adversely affects the Company's ability to consummate the Merger, which breach cannot or has not been cured within 20 days after the giving of written notice to Parent.

            (e) By Parent or Sub:

                  (i) if any of the conditions specified in Section 7.2 have not been satisfied as of the date which is 90 days from the date of execution of this Agreement or if satisfaction of any such condition is or becomes impossible (other then through the failure of Parent or Sub to comply fully with their obligations under this Agreement) and the Company has not waived such condition prior to the Effective Time;

                  (ii) if there shall be a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or breaches, have a Material Adverse Effect on the Company or materially adversely affects Parent's ability to consummate the Merger, which cannot or has not been cured within 20 days after the giving of written notice to the Company.

            SECTION VIII.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 5.2(b), this Section 8.2, Section 8.3, Section 8.4 and
Article X.

            SECTION VIII.3. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            SECTION VIII.4. Liquidated Damages. (a) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by Parent or Sub pursuant to (i) Section 8.1(c) and all of the conditions to the Company's obligations to effect the Merger have been satisfied, or (ii), Section 8.1(e)(ii), Parent's and Sub's sole and exclusive remedy against the Company under this Agreement and with respect to the transactions contemplated hereby shall be to exercise its right to terminate this Agreement and to receive the payment from the Company, in cash in an amount equal to $15,000,000 as liquidated damages (and not as a penalty), it being understood that Parent's and Sub's actual damages in the event of such termination are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages and each party agrees that such estimate is reasonable. The Company acknowledges that its obligations under this Section 8.4(a) are a material inducement for Parent and Sub to enter into this Agreement.

            (b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by the Company pursuant to (i) Section 8.1(c) and all of the conditions to the Parent's and Sub's obligations to effect the Merger have been satisfied, or (ii), Section 8.1(d)(ii), the Company's sole and exclusive remedy against Parent and Sub under this Agreement and with respect to the transactions contemplated hereby shall be to exercise its right to terminate this Agreement and to receive the payment from Parent and Sub, in cash in an amount equal to $15,000,000 as liquidated damages (and not as a penalty), it being understood that the Company's actual damages in the event of such termination are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages and each party agrees that such estimate is reasonable; provided, however, that in the case of termination by the Company pursuant to (i) above, which termination is based upon the failure of the condition specified in Section 7.2(d), the amount of liquidated damages provided for in this Section 8.4(b) shall be $7,500,000. Parent and Sub acknowledge that their obligations under this Section 8.4(b) are a material inducement for the Company to enter into this Agreement.

            SECTION VIII.5. Amendment. This Agreement may be amended by action taken by the Company, Parent and Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of the Company's stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

            SECTION VIII.6. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Sub shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                             SPECIAL INDEMNIFICATION

            SECTION IX.1. Special Indemnification. At any time after the Effective Time and prior to the sixth anniversary of the Effective Time (the "Holdback Termination Date") the former holders of the Common Stock of the Company shall indemnify Parent, Surviving Corporation and each of the members of MVE Investors (the "Members") (each an "Indemnitee" and collectively, the "Indemnitees") in respect of, and hold them harmless against, any and all debts, obligations and other Liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, and other expenses, and other expenses of litigation incurred or suffered by the Indemnitees or any Affiliate thereof ("Damages") arising out of or in connection with (i) any action, suit or proceeding brought by or on behalf of any holder of Common Stock challenging or disputing the allocation of the Merger Consideration among the holders of Common Stock and the Class A Preferred Stock ("Misallocation Claims") and (ii) the lawsuits in the Minnesota District Court for the First Judicial District (Dakota County) captioned R. Edwin Powell and Ralph E. Powell Family Ltd. Partnership, Plaintiffs v. MVE Holdings, Inc., MVE, Inc., CAIRE, Inc., MVE Investors, LLC, A.C. Israel Enterprises, Inc., American Securities Capital Partners, L.P., Kevin S. Penn, Michael G. Fisch and J. David O'Halloran, Defendants (Court File No. C5-97-10024) and R. Edwin Powell, Plaintiff v. MVE Holdings, Inc., Defendant (Court File No. C9-98-6214), currently consolidated by Order of the court on December 11, 1998, as Case No. 19-C9-98-6214 (collectively, the "Powell Claims").

            SECTION IX.2. Method of Asserting Claims. All claims against the former holders of Common Stock for indemnification by an Indemnitee pursuant to
Section 9.1 ("Indemnity Claims") shall be made in accordance with the provisions of this Article IX and the Escrow Agreement (as defined below).

            SECTION IX.3. Limitations. Notwithstanding anything to the contrary herein, the aggregate amount of Damages under this Article IX payable by the former holders of Common Stock shall not exceed the Holdback Amount and the Indemnitees' sole recourse in respect of the holders of Common Stock shall be to the Holdback Amount and they shall have no additional rights against the former holders of Common Stock hereunder.

            SECTION IX.4. Escrow Agreement. The Holdback Amount shall be held subject to the terms and conditions of this Agreement, pursuant to an escrow agreement (the "Escrow Agreement") by and among the parties hereto, ACI Capital I, LLC and an escrow agent to be agreed upon by the parties hereto (the "Escrow Agent"), in substantially the form attached hereto as Exhibit B. The Holdback Amount shall be held in an interest-bearing account as provided under the Escrow Agreement and interest accrued shall be added to the Holdback Amount.

            SECTION IX.5. Distribution of Holdback Amount. The remaining portion of the Holdback Amount shall be distributed, pro rata, to the former holders of Common Stock on the Holdback Termination Date. Notwithstanding the foregoing, any holder of Common Stock or, from and after the Effective Time, former holder of Common Stock, shall be entitled to his pro rata share of the Holdback Amount if such holder has executed and delivered to the Company a consent/release in the form attached hereto as Exhibit C.

                                    ARTICLE X

                                  MISCELLANEOUS

            SECTION X.1. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time including, but not limited to, Sections 6.4, 6.5, Article IX and this Article X of this Agreement and the Indemnification Agreement, the Escrow Agreement and the Restaurant Services Agreement. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION X.2. Entire Agreement; Assignment. (a) This Agreement and the Indemnification Agreement, the Escrow Agreement and the Restaurant Services Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof other than the Confidentiality Agreement.

            (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations; provided, further, Parent may assign its rights and obligations hereunder in connection with a sale or transfer of all or substantially all of its assets or a merger of Parent with and into another person; provided, further, Parent may assign its rights hereunder to any of its creditors. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION X.3. Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

            if to Parent or to
            Sub, to:                      Chart Industries, Inc.
                                          5885 Landerbrook Drive
                                          Suite 150
                                          Mayfield Heights, Ohio  44124
                                          Attention:  Arthur S. Holmes
                                          Facsimile:  (440) 753-1451
            with a copy to:               Calfee, Halter & Griswold LLP
                                          1400 McDonald Investment Center
                                          800 Superior Avenue
                                          Cleveland, Ohio  44114-2688
                                          Attention: Thomas F. McKee
                                          Facsimile: (216) 241-0816

            if to the Company prior
            to the Effective Time, to:    MVE Holdings, Inc.
                                          3505 County Road 42 West
                                          Burnsville, Minnesota  55306
                                          Attention:  General Counsel
                                          Facsimile:  (612) 882-5180

            with a copy to:               Weil, Gotshal & Manges LLP
                                          767 Fifth Avenue
                                          New York, NY  10153
                                          Attention: Stephen Besen, Esq.
                                          Facsimile: (212) 310-8007

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

            SECTION X.4. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflict of Law principles thereof.

            SECTION X.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION X.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Sections 6.4 and 6.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            SECTION X.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this

Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            SECTION X.8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

            SECTION X.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION X.10. Interpretation. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

            (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 16, 1999. The phrase "made available" in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

            (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

            SECTION X.11. Definitions.

            (a) "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such particular person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

            (b) "beneficial ownership" or "beneficially own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            (c) "Contract" means any contract, commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sales order, promise or other arrangement evidencing or creating any obligation, whether written or oral.

            (d) "know" or "knowledge" means, with respect to the Company, (i) the actual knowledge of Kevin Penn or (ii) the knowledge of John M. Kucharik, David Hoffman and Lewis Shender after due inquiry of the books and records of the Company, provided, however, that due inquiry shall not require any inquiry of other employees of the Company or its subsidiaries.

            (e) "Law" means any domestic or foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity.

            (f) "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole, other than any change, circumstance or effect relating (w) to the economy or financial markets in general, (x) changes in general political or regulatory conditions in the United States or any foreign jurisdictions in which such entity conducts business, (y) generally to the industries in which such entity operates and not specifically relating to such entity or (z) to the announcement or pendency of the Merger or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.

            (g) "Permitted Lien" means Liens for taxes, fees, assessments, governmental charges or claims that are not due and payable, inchoate mechanics; warehousemen's, and other statutory Liens incurred in the ordinary course of business, easements, rights-of-way, restrictions, municipal zoning ordinances, reservations, permits and similar charges, encumbrances, title defects or other irregularities and any other Liens that do not materially interfere with the ordinary course of business of the Company.

            (h) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            (i) "subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

                            [signature page follows]

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                        CHART INDUSTRIES, INC.

                                        By: /s/ Arthur S. Holmes
                                           -------------------------------------
                                           Name:  Arthur S. Holmes
                                           Title: Chairman and CEO


                                        CHART ACQUISITION COMPANY

                                        By: /s/ Arthur S. Holmes
                                           -------------------------------------
                                           Name:  Arthur S. Holmes
                                           Title: Chairman and CEO


                                        MVE HOLDINGS, INC.

                                        By: /s/ John M. Kucharik
                                           -------------------------------------
                                           Name:  John M. Kucharik
                                           Title: President and CEO


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